Exhibit 8.1

May 25, 2007

Inergy Holdings, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Ladies and Gentlemen:

We have acted as counsel for Inergy Holdings, L.P. (the “Partnership”), a Delaware limited partnership, with respect to certain legal matters in connection with the offer and sale by the Partnership of common units representing limited partner interests in the Partnership. We have also participated in the preparation of a Prospectus Supplement dated May 21, 2007 (the “Prospectus Supplement”) and the Prospectus dated August 1, 2006 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-136200) (the “Registration Statement”) to which this opinion is an exhibit.

In connection therewith, we prepared the discussion set forth under the caption “Tax Considerations” in the Prospectus Supplement and “Material Tax Consequences” in the Prospectus (together, the “Discussions”).

All statements of legal conclusions contained in the Discussions, unless otherwise noted, are our opinion with respect to the matters set forth therein (i) as of the date of the Prospectus Supplement in respect of the discussion set forth under the caption “Tax Considerations” and (ii) as of the effective date of the Prospectus in respect of the discussion set forth under the caption “Material Tax Consequences,” in both cases qualified by the limitations contained in the Discussions. In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner, included in the Discussions, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus and in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	1001 Fannin, Suite 2300, Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com